Exhibit 10.20

***Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

KUTAK ROCK LLP

EXECUTION COPY

AMENDMENT TO ENGAGEMENT LETTER

THIS AMENDMENT TO ENGAGEMENT LETTER (this “Amendment”), dated as of April 1, 2022 (the “Effective Date”), is made and entered into by and between KippsDeSanto & Co. (“KDC”) and Aspen Avionics, Inc. (the “Company”).

RECITALS

A. Pursuant to that certain engagement letter (the “Original Agreement”) dated August 7, 2018 by and between KDC and the Company, the Company engaged KDC for the provision of financial advisory and the other services set forth therein (the “Services”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Original Agreement.

B. The Company has entered into, and subsequently closed, that certain Agreement and Plan of Merger dated October 6, 2021, as amended (the “Merger Agreement”) with AIRO Group, Inc. (“AIRO Group”) and the other parties thereto, pursuant to which the Company (i) was merged (the “AIRO Merger”) into a wholly-owned subsidiary of AIRO Group, and (ii) is the surviving corporation of the AIRO Merger.

C. The Company anticipates that by no later than August 31, 2022, AIRO Group (or its holding company) will file a Form S-1 or S-4 registration statement with the Securities and Exchange Commission in order to effect an initial public offering (“IPO”) of its common stock or a business combination transaction with a special acquisition company whose shares of common stock are registered with the Securities and Exchange Commission (“SPAC Merger”).

D. There was not any cash consideration received in connection with the closing of the AIRO Merger. The Company’s former stockholders are entitled to receive only shares of AIRO Group, and AIRO Group will assume certain indebtedness of the Company in the amount of $25,050,000 (“Assumed Debt”). The Assumed Debt is to be paid from the proceeds of the IPO or SPAC Merger.

E. The Company and KDC have each expressed various claims and positions as to performance under the Original Agreement and, upon discussion, have agreed to fully resolve hereby all claims between the parties in accordance with the terms of this Amendment. Accordingly, the parties desire to amend the Original Agreement and have negotiated a transaction payment in full satisfaction of the Company’s obligations under the Original Agreement with respect to fees and expenses.

F. The parties anticipate that Capital One, KDC’s parent company, will part of the AIRO Group Holdings IPO bank syndicate and will receive three to four percent of the syndicate economics.

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. Effective as of the Effective Date, the Original Agreement is hereby amended as set forth in this Amendment and is terminated as of April 30, 2022. From and after the Effective Date, KDC will no longer be obligated to provide and the Company shall not be required to receive the Services to the Company pursuant to the Original Agreement nor shall KDC be entitled to receive any fees for its Services except as set forth below in Section 3. Notwithstanding anything to the contrary herein, the rights and obligations of the Company and KDC contained in (a) the second full paragraph on page 3 of the Original Agreement, (b) each of the three paragraphs on page 4 of the Original Agreement and (c) Annex B of the Original Agreement shall survive the Effective Date and remain in effect in accordance with their terms.

2. KDC confirms that:

a.	KDC has been paid in full the retainer fee (as described in the Original Agreement),

b.	except as provided below in Section 3 of this Amendment, KDC is not due, and will not be due, any Transaction Fee, Alternative Fee or Tail Fee (each as described in the Original Agreement) in connection with any Transaction including, without limitation, the AIRO Merger, the transactions described in the Merger Agreement, the IPO, the SPAC Merger, or for any other Transaction consummated after the consummation of the transactions described in the Merger Agreement, and

c.	KDC has been reimbursed in full for all expenses (as described in the Original Agreement).

3. The provisions of this Section 3 shall govern any payments due or to become due to KDC by the Company or any of its Affiliates (other than any payments pursuant to Annex B of the Original Agreement).

a.	In connection with the closing of the IPO (or the SPAC Merger, as the case may be), the Company shall cause a one-time, final payment of $1,000,000 (the “Revised Tail Fee”) to be paid to KDC, in cash via wire transfer, on the closing date of the IPO (or, as the case may be, on the date on which the SPAC Merger is closed). The Revised Tail Fee shall be treated as liquidated damages and shall not be (and has not been) calculated in respect of the Transaction Value of the Company or any other entity.

b.	If the IPO (or the SPAC Merger, as the case may be) is not consummated for any reason, but if both (i) an agreement is entered into with respect to a Transaction (other than the IPO or SPAC Merger) on or before April 30, 2023, and (ii) one of the parties to the Transaction was introduced to the Company by KDC as part of the Services, then the terms of the Original Agreement concerning Tail Fee shall remain in full force and effect in accordance with the Original Agreement. If either the agreement is entered into with respect to a Transaction after April 30, 2023 or if none of the parties to the Transaction was introduced to the Company by KDC, then KDC shall not be due (and shall not be paid) any Tail Fee. Under separate cover, KDC has provided to the Company a list of all parties to whom KDC has introduced the Company as part of its Services. Notwithstanding the foregoing, any Tail Fee shall be calculated and paid solely in respect of the Company’s Transaction Value and any Tail Fee or Revised Tail Fee shall not be calculated or paid with regard to the Transaction Value of AIRO Group (or its holding company) or any of their Affiliates.

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c.	For the avoidance of doubt, KDC shall not be paid in respect of both (i) the IPO (or the SPAC Merger, as the case may be), and (ii) a Transaction described in subpart (b) of this Section 3.

4. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous communications, representations, agreements or understandings, whether oral or written with respect to such subject matter. No amendment or modification of this Amendment shall be binding unless in a writing signed by both parties.

5. Except as otherwise provided herein, this Amendment shall bind and inure to the benefit of and be enforceable by the Company, KDC and their respective successors and permitted assigns. This Amendment and the rights and obligations of the Company and KDC hereunder shall not be assigned or delegated by either party hereto without the express prior written consent of the other party.

6. Any dispute regarding this Amendment shall be settled in accordance with the provisions of the Engagement Letter.

7. Except as otherwise expressly set forth herein, the terms and conditions of the Engagement Letter shall remain in full force and effect.

8. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles or rules.

[End of Agreement; Balance of Page Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed and delivered as of the date and year first written above.

ASPEN AVIONICS, INC.

By:	/s/ John Uczekaj
Name:	John Uczekaj
Title:	President and Chief Executive Officer

KIPPSDESANTO & CO.

By:	/s/ Michael J. Misantone
Name:	Michael J. Misantone
Title:	Managing Director

[Signature Page to Amendment to Letter Agreement]

8000 Towers Crescent Drive, Suite 1200

Tysons Corner, VA 22182

P 703.442.1400

F 703.442.1498

www.kippsdesanto.com

PERSONAL AND CONFIDENTIAL

August 7, 2018

John Uczekaj

President and Chief Executive Officer

Aspen Avionics

5001 Indian School Road, NE

Albuquerque, New Mexico 87110

EIN: 20-3905031

Re: ENGAGEMENT LETTER

Dear Mr. Uczekaj:

We are pleased to confirm in this engagement letter (together with the Annexes, this “Engagement Letter”) the arrangements under which KippsDeSanto & Co. and its affiliates, as appropriate (“KDC”, “we” or “our”) is engaged by Aspen Avionics, Inc. (the “Company” or “you”) as financial advisor on an exclusive basis in connection with a potential Transaction and/or one or more Alternative Transactions involving the Company. Terms not defined in the body of this Engagement Letter have the meanings given to them in Annex A.

During the term of our engagement, we will provide you with financial advice and assistance in connection with the potential Transaction and/or one or more Alternative Transactions, which may include, to the extent requested by the Company and appropriate under the circumstances, assisting you in developing a strategy to effectuate a Transaction and/or Alternative Transaction(s), performing financial analyses, assisting in the preparation of materials describing the strategic and salient attributes of the Company including a so-called confidential information memorandum, searching for one or more purchasers acceptable to you, coordinating the Company’s interaction with and due diligence of potential purchasers, assist you in obtaining a confidentiality agreement from each prospective buyer (the form of which will be preapproved by you and your attorneys), assist you in organizing an online data room containing a preliminary set of information that will be supportive of the due diligence efforts of the prospective buyers, coordinating indications of interest and letters of intent from potential purchasers, and assisting you in negotiating the financial aspects of a Transaction and/or Alternative Transaction(s).

Aspen Avionics, Inc.
August 7, 2018

In order to coordinate most effectively our efforts together to effect a Transaction and/or Alternative Transaction(s), during the term of our engagement, the Company and its stockholders and management will not initiate any discussions regarding a Transaction or Alternative Transaction except through KDC and will promptly inform us of any discussions they may have or of any inquiry they may receive concerning a potential Transaction or Alternative Transaction. Likewise, we agree that we shall not initiate contact with any prospective party to a Transaction or Alternative Transaction without the Company’s express prior written consent (which may be given via electronic mail). The fees for our engagement will largely depend on the outcome of our engagement. For KDC’s services hereunder, the Company shall pay KDC a non-refundable retainer fee of $[***], payable in four equal installments of $[***] with the first installment payable upon the execution of this Engagement Letter and the remaining three monthly installments payable beginning one month thereafter. Upon the closing of a Transaction, the Company agrees to pay KDC a transaction fee (“Transaction Fee”) (against which the retainer fee paid will be credited) equal to:

[***]

[***]

The minimum Transaction Fee for a Transaction shall be $[***].

The parties recognize that substantially all of the business of the Company may be sold in one Transaction or that the Company’s business may be sold in two or more Alternative Transactions or some combination thereof. For that reason, the parties have provided for various scenarios to ensure that any fees paid to KDC are fair to the KDC and to the Company, without duplication. If, prior to the closing of a Transaction, one or more Alternative Transactions is consummated, then the Company will pay a success-based fee for each such Alternative Transaction in the amount of $[***] (each, an “Alternative Transaction Fee”) upon the closing of each such Alternative Transaction. If, subsequent to the closing of one or more Alternative Transactions and payment of one or more Alternative Transaction Fees, a Transaction is consummated, the Transaction Fee would be computed based on the aggregate Transaction Value of both the Transaction and each such Alternative Transaction, and any Alternative Transaction Fee would be credited against such Transaction Fee.

Notwithstanding the foregoing, if both a Transaction and an Alternative Transaction are consummated, or if two Transactions or two or more Alternative Transactions are consummated (involving different business units and/or subsidiaries of the Company) with different purchasers (each such consummated Transaction or Alternative Transaction, a “Completed Transaction”), the amount of the total Transaction Fee or Alternative Transaction Fee, as applicable, payable hereunder shall be increased by $[***] for each Completed Transaction following the first such Completed Transaction (and the minimum Transaction Fee shall be increased by the same amount). Accordingly, and for the avoidance of doubt, if there are a total of two Completed Transactions, the minimum fees payable hereunder would be $[***], and if there are a total of three Completed Transactions, the minimum fees payable hereunder would be $[***].

If any portion of Transaction Value consists of earnouts or payments based upon future contingencies (whether or not related to future earnings or operations), then that portion of the Transaction Fee attributable thereto shall be payable either (i) when and if such amounts are payable by the acquirer or its affiliates or (ii) upon consummation of the Completed Transaction, based on the fair market value of such contingent payments rights if mutually agreed upon in good faith by the Company and KDC in their sole discretion.

Aspen Avionics, Inc.
August 7, 2018

Whether or not any Transaction or Alternative Transaction is consummated, and in addition to any retainer, Transaction Fee, Alternative Transaction Fee or indemnification or other expenses payable to KDC under Annex B, the Company will reimburse KDC, upon its request from time to time or upon the termination of this Engagement Letter, for the reasonable out-of-pocket expenses incurred by it in performing services pursuant to this Engagement Letter, which expenses shall in no event exceed $[***] during the term of this Engagement Letter without the express prior written consent of the Company (which may be given via electronic mail, and shall not be unreasonably withheld). KDC will not, except with the express prior written consent of the Company (which may be given via electronic mail), incur any single expense in excess of $[***].

Our engagement shall have an initial term of one year. Thereafter, the engagement shall automatically be extended on a month-to-month basis. After the initial term, KDC’s engagement hereunder may be terminated at any time by either the Company or KDC upon thirty days written notice thereof. KDC shall be entitled to the applicable Transaction Fee and/or Alternative Transaction Fee(s) set forth above in the event that at any time prior to the expiration of the twelve month period after the effective date of the termination of KDC’s engagement an agreement is entered into with respect to a Transaction and/or Alternative Transaction (which is eventually consummated) in that period (the “Tail Fee”) with any party which (i) was presented by KDC to the Company as a prospective purchaser, (ii) was contacted or sought to be contacted by KDC during the term of our engagement, (iii) had contact during the term of our engagement with KDC or the Company (including its management, officers, directors, representatives and affiliates) with respect to pursuing a Transaction, or (iv) reviewed materials prepared by KDC concerning the Company and/or any proposed Transaction. The Company’s obligations to pay KDC the Tail Fee, if applicable, and to reimburse KDC’s expenses (that were incurred prior to the effective date of such termination), as well as the provisions of Annex B shall survive any expiration, completion or termination of KDC’s engagement hereunder. For the avoidance of doubt, after the effective date of the termination of the Engagement Letter, the Company’s sole obligations to KDC will be to pay KDC the Tail Fee, if applicable, to reimburse KDC for any expenses incurred prior to the effective date of such termination, and to honor the Company’s obligations under the provisions of Annex B.

The Company agrees that, following closing of any Completed Transaction, KDC may, at its option and expense, place an advertisement or announcement on its own website and/or in such newspapers and periodicals as it may determine describing KDC’s role as financial advisor to the Company (such as a customary “tombstone” advertisement, including the Company’s logo or other identifying marks). The content of any such announcement shall not include any non-public, undisclosed information.

In connection with engagements such as this, it is our firm policy to receive indemnification. The Company agrees to the provisions with respect to our indemnity and other matters set forth in our Standard Terms and Conditions as attached hereto as Annex B.

This Engagement Letter incorporates by reference the defined terms in Annex A hereto and the Standard Terms and Conditions in Annex B, and the CNDA (as defined in Annex B), all of which are made a part hereof and are included in any reference to this Engagement Letter. This Engagement Letter and the CNDA embody the entire agreement and understanding between the parties hereto related to the subject matter hereof and supersedes all prior agreements and understandings related to the subject matter hereof.

Aspen Avionics, Inc.
August 7, 2018

This agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both KDC and the Company. The invalidity or unenforceability of any provision of this Engagement Letter shall not affect the validity or enforceability of any other provision of this Engagement Letter, which shall remain in full force and effect pursuant to the terms hereof.

The benefits of this Agreement and the indemnification provisions hereof shall inure to the respective successors and permitted assigns of the parties to and persons indemnified under this Engagement Letter and their successors, permitted assigns and representatives, and the obligations and liabilities assumed in this Agreement and the indemnification shall be binding upon each party’s respective successors and permitted assigns.

This Engagement Letter and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Engagement Letter shall be governed by and construed in accordance with the laws of the State of Delaware. Except as set forth below, no claim may be commenced, prosecuted or continued in any court other than the courts located in the State of Delaware or in the United States District Court for the District of Delaware, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the Company and KDC consent to the jurisdiction of such courts and personal service with respect thereto. EACH OF KDC AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS LETTER AGREEMENT. The parties agrees that a final nonappealable judgment in any proceeding or claim arising out of or in any way relating to this Engagement Letter brought in any such court of competent jurisdiction shall be conclusive and binding upon both of the parties and may be enforced in any other courts of jurisdiction of which either of the parties is or may be subject, by suit upon such judgment.

Aspen Avionics, Inc.
August 7, 2018

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Engagement Letter together with the initial installment of the retainer fee in the amount of $[***]. We are delighted to accept this engagement and look forward to working with you on this assignment. This Engagement Letter is effective as of the date first above written after its execution and delivery by the parties hereto.

Sincerely,

KIPPSDESANTO & CO.

By:
Name:	Warren N. Romine
Title:	Managing Director

ACCEPTED and AGREED:

ASPEN AVIONICS, INC.

By:
Name:	John S. Uczekaj
Title:	President and Chief Executive Officer

By signing above, the Company acknowledges the following:

Business Continuity Planning. The Company has been provided with KDC’s Business Continuity

Plan Notice.

Customer Identification Program. KDC is bound by law to notify the Company that KDC maintains a Customer Identification Program required by the USA PATRIOT Act. The Company acknowledges that it has received the Customer Identification Program Notice.

ANNEX A – DEFINITIONS

“Transaction” means, whether in one or a series of transactions, (i) any merger, consolidation, reorganization, extraordinary corporate transaction, joint venture or other business combination pursuant to which the business, the assets or the economic or voting interests of the Company are combined with that of a person or one or more persons formed or affiliated with such person whereby the stockholders of the Company who own more than 50% of the total voting power of the Company immediately prior to such transaction own less than 50% of the total voting power of the surviving entity after such transaction; (ii) the acquisition directly or indirectly, of all or a majority of all of the equity securities of the Company, whether such equity securities are then issued and outstanding or newly issued, and whether by way of merger, consolidation, direct or indirect purchase, repurchase, exchange, joint venture or other means; and (iii) the acquisition, directly or indirectly, of all or substantially all of the assets, properties and/or businesses of, or any right to all or substantially all of the revenues or income of, the Company by way of a negotiated purchase, subcontract, lease, license, exchange, joint venture, purchase of newly-issued securities of the Company or other means.

“Alternative Transaction” shall mean, whether in one or a series of related transactions (other than a Transaction), (i) any merger, consolidation, reorganization, extraordinary corporate transaction, joint venture or other business combination pursuant to which the business of the Company is combined with that of a person or one or more persons formed or affiliated with such person whereby the stockholders of the Company who own more than 50% of the total voting power of the Company immediately prior to such transaction own more than 50% of the total voting power of the surviving entity after such transaction; (ii) any acquisition, directly or indirectly, of not more than 50% of the capital stock of the Company, whether such capital stock is then issued and outstanding or newly issued, and whether by way of merger, consolidation, direct or indirect purchase, exchange, joint venture or other means; (iii) any acquisition, directly or indirectly, of any business division or subsidiary of the Company, or a material portion of the assets, contracts or business of the Company, or any right to a material portion of the revenues or income of the Company by way of a negotiated purchase, subcontract, exchange, joint venture or other means or (iv) any debt or equity financing transaction involving the Company, including without limitation any employee stock ownership plan, stock repurchase or dividend recapitalization, with one or more investors.

“Transaction Value” shall mean, without duplication:

(i) in the case of the sale or exchange of equity securities in a Transaction or an Alternative Transaction, then the total cash, securities and other consideration paid or received or (subject to the limitations below on future payments) to be paid or received for such securities (including amounts payable to holders of options, warrants and convertible securities); and

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( ) in the case of a sale or disposition of assets in a Transaction or an Alternative Transaction, then, the total cash, securities and other consideration paid or received or (subject to the limitations below on future payments) to be paid or received for such assets by the Company or its subsidiaries; plus in the cases of clauses (i) and (ii), without duplication, (A) amounts or consideration payable (x) on an installment or holdback basis or in an escrow, (y) under transaction bonus or retention oriented arrangements, agreements not to compete, or above-market consulting or employment agreements or similar arrangements, and (z) pursuant to earnouts or payments based upon future contingencies (whether or not related to future earnings or operations); and (B) the amount of any interest-bearing debt, deferred taxes, guarantees or any other non-operating liabilities assumed, paid off or retired by the acquirer as a part of such Transaction or Alternative Transaction. For the avoidance of doubt, the following are not included in Transaction Value to the extent they at market levels: consulting agreements, employment or similar arrangements.

In the case of a recapitalization (or other type of Transaction whereby less than 100% of the equity ownership or assets change hands), all equity securities (or assets as the case may be) retained by equity holders of the acquired company upon consummation of the Transaction will be deemed acquired in the Transaction. In such case, the Transaction Value shall be increased proportionately as if payment was made at the closing of the Transaction for all equity securities at the highest value per share paid for any transferred equity securities (or for all assets at the same pro rata value paid for all transferred assets, as the case may be). In addition, if the equity holders of the acquired company receive “rollover” equity securities in a new business entity in connection with any Transaction, the Transaction Value shall also be increased proportionately for all such “rollover” equity securities at the same per share value as all other equity securities in the new business entity.

Transaction Value also shall include the aggregate amount of any pre-closing redemptions, dividends, distributions or other transfers by the Company to its stockholders, employees, affiliates or others or, in the case of an asset sale, the aggregate value of any non-cash assets retained by the Company; provided, however, that Transaction Value shall not include normal recurring cash dividends in amounts not materially greater than historically paid nor dividends payable solely in Company capital stock. There shall be no increase or reduction in Transaction Value due to the Company’s working capital, net assets, net worth or other balance sheet or financial measure failing to meet a normalized or target amount as required as a closing or post-closing condition of a purchase agreement.

For purposes of calculating Transaction Value, equity securities constituting a part of the consideration payable in the Transaction or Alternative Transaction (i) that are traded on a national securities exchange shall be valued at the average closing price over the 30-day period ending three (3) days thereof prior to the date of the consummation or closing of the Transaction or Alternative Transaction; and (ii) that are traded in an over-the-counter market shall be valued at the average of the closing bid and ask prices over the 30-day period ending three (3) days prior to such date. Except as set forth above, any debt or other securities or other property shall be valued as the Company and KDC shall reasonably agree in good faith.

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ANNEX B – STANDARD TERMS AND CONDITIONS

The following Standard Terms and Conditions are incorporated by reference into the Engagement Letter between the Company and KDC to which these terms are attached.

1. Indemnification and Contribution.

(a) In the event that KDC or any of its affiliates, or any of the respective directors, officers, agents or employees of KDC or any of its affiliates (each such person or entity, an “Indemnified Person”) becomes involved in any capacity in any pending or threatened action, proceeding or investigation by or against any person (other than an action, proceeding or investigation initiated or brought by or on behalf of KDC against the Company that is not initiated or brought in connection with an action, proceeding or investigation brought by a third party against KDC in a matter otherwise covered by this Annex B), including stockholders of the Company, in connection with or as a result of either our engagement or any matter referred to in this Engagement Letter, the Company will promptly reimburse such Indemnified Person for its reasonable legal and other costs and expenses (including the reasonable cost and expense of any investigation and preparation) incurred in connection therewith as such costs and expenses are incurred; provided, however, that the Company will not be responsible for any such costs and expenses to the extent that they are finally judicially determined by a court of competent jurisdiction to have resulted primarily from fraud, bad faith, gross negligence or willful misconduct of KDC, in each case, in performing the services which are the subject of this Engagement Letter. Without limiting the foregoing, the Company also will indemnify and hold each Indemnified Person harmless against any and all losses, claims, demands, damages or liabilities of any kind in connection with or as a result of either our engagement or any matter referred to in this Engagement Letter, except to the extent that such loss, claim, demand, damage or liability is finally judicially determined by a court of competent jurisdiction to have resulted primarily from KDC’s fraud, bad faith, gross negligence or willful misconduct of KDC, in each case, in performing the services that are the subject of this Engagement Letter.

(b) If for any reason the foregoing indemnification is unavailable to an Indemnified Person or insufficient to hold it harmless in respect of any losses, claims, demands, damages or liabilities (and related costs and expenses) referred to herein, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, demand, damage or liability (and related costs and expenses) in such proportion as is appropriate to reflect the relative economic interests of the Company and its stockholders on the one hand and KDC on the other hand in the Transaction or Alternative Transaction (whether or not the Transaction or Alternative Transaction is consummated), as well as the relative fault of the Company and KDC with respect thereto and any other relevant equitable considerations; provided, however, that, in no event shall the Indemnified Persons’ aggregate obligations with respect thereto exceed the aggregate amount of the fees actually received by KDC in performing the services that are the subject of this Engagement Letter unless such losses, claims, demands, damages or liabilities (and related costs and expenses) have resulted primarily from fraud, bad faith, gross negligence or willful misconduct of KDC, in each case, in performing the services which are the subject of this Engagement Letter. For purposes of this Engagement Letter, the relative benefits to the Company and KDC of the Transaction or Alternative Transaction shall be deemed to be in the same proportion as (i) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or its securityholders, as the case may be, in connection with the Transaction or Alternative Transaction, whether or not any such Transaction or Alternative Transaction is consummated, bears to (ii) the fees paid or to be paid to KDC under this Engagement Letter.

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(c) The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability that the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Indemnified Persons. The Company also agrees that no Indemnified Person shall be responsible for any loss, claim, demand, damage or liability (or related costs or expenses) (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its securityholders or creditors for or in connection with or as a result of either our engagement or any matter referred to in this Engagement Letter, except to the extent that such loss, claim, demand, damage or liability (or related costs or expenses) incurred by the Company are finally judicially determined by a court of competent jurisdiction to have resulted primarily from fraud, bad faith, gross negligence or willful misconduct of KDC, in each case, in performing the services that are the subject of this Engagement Letter. Prior to entering into any agreement or arrangement with respect to, or effecting, any sale, exchange, dividend or other distribution or liquidation of all or a material portion of its assets in one or a series of transactions, the Company shall notify KDC in writing thereof (if not previously notified thereof) and provide for the assumption of its obligations under this Section 1 by the purchaser or transferee of such assets or another party reasonably satisfactory to KDC, in each case on terms and conditions reasonably satisfactory to KDC and reasonably consistent with this Engagement Letter.

(d) In the event that an Indemnified Person becomes involved in any capacity in any pending or threatened action, proceeding or investigation in connection with or as a result of either our engagement or any matter referred to in this Engagement Letter (including but not limited to producing documents, answering interrogatories, attending depositions, and testifying at trial, and whether by subpoena, court process or order or otherwise), the Company shall pay KDC’s then current fees and hourly rates for such Indemnified Person for the time expended in rendering such services, including but not limited to time for meetings, conferences, preparation and travel, and all related out of pocket expenses (including, without limitation, the fees and expenses of legal counsel incurred in connection therewith).

2. Financial Advisory Role, Information, Reliance, Confidentiality, etc.

(a) The Company understands that KDC is acting solely as a financial advisor to the Company, and is not undertaking to provide any legal, accounting or tax advice in connection with its engagement under this Engagement Letter. We will provide our financial advice, written or oral, exclusively for the benefit of your board of directors who will make all decisions regarding whether and how to pursue any opportunity, Transaction or Alternative Transaction. Your board of directors will not base its decisions solely on our advice, but will also consider the advice of its legal, accounting, tax and other business advisors and other factors they consider appropriate. The Company understands and agrees that the Company is solely responsible for any Transaction or Alternative Transaction complying with applicable laws and for the Company conducting its activities in connection with the Transaction or Alternative Transaction in accordance with applicable laws.

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(b) It is understood and agreed that KDC will act under this Engagement Letter as an independent contractor with contractual obligations and nothing in this Engagement Letter or the nature of our services shall be deemed to create a fiduciary or agency relationship. Except as set forth in Section 1 of this Annex B, nothing in this Engagement Letter is intended to confer upon any other person (including stockholders, employees or creditors of the Company) any rights or remedies hereunder or by reason hereof.

(c) The Company recognizes that, in providing our services pursuant to this engagement, KDC will require significant financial and business-oriented information. KDC will be entitled to rely upon and assume, without any obligation of independent verification, the accuracy, completeness and reasonableness of all such financial, accounting, tax and other information discussed with or reviewed by us for such purposes, and we do not assume responsibility for the accuracy, completeness or reasonableness thereof. The Company also recognizes that we will assume that all financial projections, synergy estimates, other estimates and other forward looking information that may be furnished by or discussed with the Company or any purchaser and their respective representatives will have been reasonably prepared and reflect the best then-currently available estimates and judgments of the Company’s and/or such purchaser’s senior management as to the expected future performance of the relevant company or entity. During the term of this Engagement Letter, the Company agrees to provide to KDC all information requested by KDC for the purpose of its engagement under this Engagement Letter and also to provide access to directors, executive officers and relevant employees of the Company. KDC will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Company or any other party or to advise or opine on any related solvency issues. The information to be furnished by you or on your behalf, when delivered, will, to the best of the Company’s knowledge, be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. You will promptly notify us if you become aware of (i) any material inaccuracy or misstatement in, or material omission from, any information previously delivered to us or (ii) any material event or change in the business, affairs and/or condition (financial or otherwise) of the Company or the purchaser that occurs during the term of this Engagement Letter.

(d) The Company agrees that any press release it may issue announcing a Completed Transaction will contain a reference to KDC’s role as financial advisor to the Company in connection with such Completed Transaction, and that KDC shall have the right to review and pre- approve any reference to it or its role as financial advisor under this Engagement Letter in any public statement made by the Company (such approval not to be unreasonably withheld).

(e) Notwithstanding any other provision herein, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. income and franchise tax treatment and the U.S. income and franchise tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. income or franchise tax strategy, if any, provided to the Company by KDC or its affiliates. If requested by KDC, the Company also agrees that upon closing of any Completed Transaction, the Company shall notify KDC, in writing, (i) whether it expects to treat the Completed Transaction as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), and (ii) if so, the applicable category of “reportable transaction”.

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(f) Under separate cover, KDC and the Company have executed and delivered a confidentiality and non-disclosure agreement (the “CNDA”).

3. Other Business Relationships.

(a) The Company understands that KDC is a financial advisory firm which may have, and may in the future have, business relationships with parties other than the Company, which parties may have economic and other interests with respect to the Company, a purchaser, a Transaction or an Alternative Transaction. Without limiting the foregoing, the Company acknowledges and agrees that, in agreeing to provide the advisory services contemplated by this Engagement Letter, and subject to the CNDA, KDC reserves the right to pursue other business relationships and opportunities with respect to potential purchasers and other businesses that may compete with the Company. The Company acknowledges its understanding that the interests of KDC with respect to potential purchasers and other businesses may differ from those of the Company and the Company expressly waives any conflicts of interest which may result from KDC’s multiple relationships as advisor to the Company hereunder and with potential purchasers and other businesses.

(b) KDC has relationships with and provides services to a wide variety of clients and potential clients (including purchasers), some of whom may be competitors of yours. KDC is free to solicit and be engaged by any clients or potential clients (including any purchasers) in any matters that do not involve a Transaction or Alternative Transaction for which you have retained us. Notwithstanding anything contained herein, during the term of this Engagement Letter, KDC shall not provide financial advisory services similar to the services contemplated hereby to any party (including any lender) involved in a Transaction or Alternative Transaction with respect to such Transaction or Alternative Transaction (other than the Company itself). Although KDC in the course of its other relationships may acquire information about a purchaser or other parties, KDC shall have no obligation to disclose such information, or the fact that KDC is in possession of such information, to the Company or to use such information on the Company’s behalf.

4. Other. The provisions of this Annex B shall survive any termination or completion of the engagement provided by this Engagement Letter.

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